Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of the 15th day of April, 2003, by and between Epinions, Inc. a Delaware corporation (the “Company”), and Nirav Tolia (the “Executive”).

WHEREAS, the Company’s parent, DealTime Ltd. (the “Parent”) has acquired Epinions, Inc. (“Epinions”) pursuant to a certain agreement dated February 9, 2003 (the “Merger Agreement”) by means of a reverse triangular merger effective as of the date set forth above, whereby Epinions has become a wholly-owned subsidiary of Parent; and the Executive entered into an Employment Agreement dated as of the 15th day of August, 1999 (the “Agreement”); and

WHEREAS, the Executive was a founder of Epinions and a significant holder of Epinions’ equity securities; and

WHEREAS, the Merger Agreement provides that the Executive will be appointed as Chief Operating Officer and member of the Board of Directors of Parent (the “Board”), and is conditioned upon execution of an Employment Agreement between the Executive and the Company; and

WHEREAS, the parties wish to establish an employment relationship between the Executive and the Company in fulfillment of the provisions of the Merger Agreement;

NOW, THEREFORE, in consideration of the premises, and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Employment and Acceptance. The Company hereby employs the Executive, and the Executive agrees to serve and accept employment, as Chief Operating Officer of the Company and of the Parent, reporting directly to the Chief Executive Officer (the “CEO”). As Chief Operating Officer, the Executive shall oversee and direct the operations of the Company and the Parent and perform such other duties consistent with the responsibilities of President and Chief Operating Officer, all subject to the direction of the CEO. In addition, during the Term (as defined below), the Executive shall devote all of his working time to such employment and appointment, shall devote his best efforts to advance the interests of the Company and shall not engage in any other business activities, as an employee, director, consultant or in any other capacity, whether or not he receives any compensation therefor, without the prior written consent of the CEO; provided, however, that Executive may (a) manage personal and family investments and (b) participate in charitable and/or civic activities.

2. Term of Employment. Subject to Section 4 hereof, the Executive’s employment and appointment hereunder shall be for a term commencing on the date hereof and expiring on March 31, 2004, unless extended or earlier terminated as provided in accordance with the terms hereof (the “Term”). On April 1, 2004, and each anniversary thereof, the Term shall be automatically extended for an additional period of one (1) year, unless the Executive or the Company shall have given notice to the other at least sixty (60) days prior to the end of the then current Term indicating that the Term will not be so extended.

3. Compensation. In consideration of the performance by the Executive of his duties hereunder, during the Term the Company shall pay or provide to the Executive the following compensation which the Executive agrees to accept in full satisfaction for his services, it being understood that necessary withholding taxes, FICA contributions and any other standard Company deductions shall be deducted from such compensation:

(a) Base Salary. The Executive shall receive a base salary equal to Two Hundred Twenty Thousand Dollars ($220,000) per annum, which base salary shall be paid in arrears in equal biweekly installments. The base salary shall be reviewed on an annual basis by the Company and shall be subject to increase from time to time by the Company, in its sole discretion.

(b) Bonus. The Executive will be eligible to receive a discretionary bonus for each fiscal year ending during the Term, payable annually in arrears, which shall be determined in good faith by the Compensation Committee of the Board of Directors based upon mutually agreed upon milestones. The target bonus for each year shall not be less than 40% of Base Salary.

(c) Insurance Coverage and Other Benefits. The Executive shall be entitled to participate in such insurance, pension and all other benefits, plans as are generally made available by the Company to its executive officers from time to time, which shall include medical, dental and disability insurance and a 401(k) plan. Such participation shall be subject to terms of the applicable plan documents.

(d) Stock Options. Pursuant to the Parent’s 2003 Omnibus Stock Option and Restricted Stock Incentive Plan (the “Plan”), the Parent shall grant to the Executive the options to purchase 2,605,309 shares of the Parent’s Ordinary Shares (the “Option”). The Option shall vest stipulated in the corresponding stock option grant agreement(s). Upon the occurrence of a Merger/Sale (as defined in section 13.2 of the Plan), all unvested shares subject to the Option shall thereupon become immediately exercisable. In addition, if the Executive’s employment is terminated pursuant to Section 5(c) or 5(d), all unvested shares subject to the Option shall be deemed to have become immediately exercisable.

(e) Vacation. During the Term, the Executive shall accrue, on a monthly basis, vacation at the annualized rate of three (3) weeks vacation each year, to be taken at such times and intervals as shall be determined by Executive subject to the reasonable business needs of the Company.

4. Termination.

(a) Termination by the Company with Cause. The Company shall have the right at any time to terminate the Executive’s employment hereunder upon the occurrence of any of the following events (any such termination being referred to as a termination for “Cause”): (i) willful and substantial failure or neglect by the Executive, after notice thereof, to follow the lawful directions of the CEO, (ii) intentional disloyalty, gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the Company; (iii) the commission of an act of embezzlement or fraud or any other unauthorized use of corporate funds; (iv) the deliberate disregard of the written rules or policies of the Company which results in direct or indirect loss, damage or injury to the Company which is material to the Company; (v) the unauthorized disclosure of any trade secret or confidential information of the Company; or (vi) the commission of an act which constitutes unfair competition with the Company or which induces any customer or supplier to breach a contract with the Company.

(b) Termination by Company for Death or Disability. The Company shall have the right at any time to terminate the Executive’s employment hereunder if the Executive is substantially unable to perform the essential functions of his position with or without reasonable accommodation by reason of any mental, physical or other disability for a period of at least six (6) consecutive months or until such earlier time as the Executive becomes eligible to receive payments under the Company’s long-term disability policy. The Executive’s employment hereunder shall also terminate automatically upon the death of the Executive.

(c) Termination by Company without Cause. The Company shall have the right at any time to terminate the Executive’s employment hereunder for any other reason without Cause upon thirty (30) days prior written notice to the Executive.

(d) Voluntary Termination by Executive. The Executive shall be entitled to terminate his employment hereunder upon sixty (60) days prior written notice to the Company. Any such termination shall be treated as a termination by the Company for “Cause” under Section 5.

(e) Constructive Termination by the Executive. The Executive shall be entitled to terminate his employment hereunder for good reason. For this purpose, the term a “Good Reason” shall mean: (i) a material diminution in the requirements of the Executive’s employment or (ii) any other material change in such position, including titles, authority or responsibilities from those contemplated by Section 1 of this Agreement as a result of a change in control.

(f) Notice of Termination. Any termination of the Executive’s employment hereunder (other than upon the death of the Executive) shall be communicated by Notice of Termination to the other party hereto given in accordance with Sections 4 (if applicable) and 8. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) if the termination is by the Company for Cause or by the Executive for Constructive Termination, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) sets forth the date on which such termination shall be effective, which date shall be the date on which such notice is received unless such notice specifies a later date, which date, with respect to a termination pursuant to Section 4(a), (b) or (e) shall not be more than fifteen (15) days after the giving of such notice) (the “Date of Termination”). The failure by any party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in any subsequent notice.

5. Effect of Termination of Employment.

(a) With Cause. If the Executive’s employment is terminated for Cause, the Executive’s salary and other benefits specified in Section 3 shall cease on the Date of Termination, and the Executive shall not be entitled to any compensation specified in Section 3 which was not required to be paid prior to the Date of Termination.

(b) Death or Disability. If the Executive’s employment is terminated by the death or disability of the Executive (pursuant to Section 4(b)), the Executive’s compensation provided in Section 3 shall be paid to the Executive or, in the event of the death of the Executive, the Executive’s estate, as follows:

(i) the Executive’s then current base salary shall continue to be paid as if the Executive’s employment was terminated with Cause on the last day of the month during which such termination occurred;

(ii) a pro rata portion (based on days worked and percentage of achievement of annual performance goals) of the annual Bonus payable to the Executive, if any, specified in Section 3(b) shall be paid, unless the CEO determines to pay a greater amount in its sole discretion;

(iii) If the Executive’s employment is terminated as a result of disability, the Executive’s additional benefits specified in Section 3(c) shall continue to be available to the Executive until the first to occur of (i) three (3) months following the Date of Termination or (ii) such time as the Executive breaches the provisions of Sections 6 or 7 of this Agreement.

(c) Without Cause or for Good Reason. If the Executive’s employment is terminated by the Company without Cause (pursuant to Section

4(c)) or by the Executive upon the occurrence of a Good Reason (pursuant to Section 4(e)), the Executive’s compensation provided in Section 3 shall be paid as follows:

(i) upon termination of the Executive’s employment hereunder, (a) the Executive shall be entitled to receive salary continuation at an annualized rate of 50% of the sum of (x) the base amount set forth in Section 3(a) plus (y) any bonus paid to the Executive for the prior fiscal year, such amount to be paid in monthly installments for up to a maximum of twelve (12) months; provided, however, that if at any time following such termination, (1) the Executive (A) is employed full-time or (B) is entitled to receive on an annual basis at least $220,000 (whether in the form of salary, bonus, fees, commissions or any other form of compensation), or (2) the Executive breaches the provisions of Sections 6 or 7 of this Agreement, the Executive shall no longer be entitled to monthly installments pursuant to this Section 5(c)(i);

(ii) the Executive’s additional benefits specified in Section 3(c) shall continue to be available to the Executive so long as the Executive is entitled to be paid pursuant to clause (i) of this Section 5(c) (which shall be for a maximum of six (6) months).

Notwithstanding the foregoing, it is understood and agreed that (x) any payments pursuant to this Section 5(c) shall be subject to Executive’s execution of a comprehensive release agreement in favor of the Company and the Parent, and (y) in the event the business of the Company is discontinued on an active ongoing basis, as determined by the Board of Directors, Executive’s claims for severance pursuant to this Section 5 shall be considered those of an unsecured creditor of the Company.

(d) Following Sale. If the Executive’s employment is terminated without Cause within one hundred and twenty (120) days following a sale or merger of the Parent (including, but not limited to the sale of substantially all of the Parent’s assets) or other similar event involving the transfer of more than 50% of the voting control of the Parent or, prior to an initial public offering, transfer by the Parent’s current shareholders of more than an aggregate of 50% of the capital stock of the Parent collectively held by them on the date hereof (herein, a “Change of Control”), and subject to the execution of a comprehensive release agreement in favor of the Company and the Parent, the Executive shall be entitled to receive an amount in cash equal to 50% of the sum of (x) the base amount set forth on Section 3(a) above plus (y) any bonus paid to the Executive for the prior fiscal year, such amount, to be payable in up to 12 equal monthly installments.

6. Agreement Not to Compete.

(a) Given the Executive’s personal participation in developing and learning Confidential Information of the Company and in developing the business relationships and goodwill of Epinions and of the Company, and Executive’s role as a founder and equityholder of the Epinions business acquired by Parent, Executive agrees that for a period of one year after the termination of his employment with the Company for any reason, whether during or at the end of the term hereof or at any subsequent time (the “Termination Date”), (but not to exceed two years from the closing date of the acquisition of Epinions by Parent), Executive shall not, directly or indirectly, engage in or advise others, whether as an owner, employee or consultant, or in any other capacity, in establishing, operating, developing, or in soliciting or providing investment capital for, any online community for disseminating reviews on any topic or any comparison shopping service directed to any market sector, segment, or group that the Company has solicited or targeted as an audience, or has actively planned to solicit or target as an audience during Executive’s employment with the Company.

(b) Nothing herein shall prohibit Executive from owning (i) securities in any publicly held corporation that is covered by the restrictions set forth in this section, not exceeding 1% of the outstanding beneficial ownership of such entity, or (ii) an interest in any venture capital fund, but only to the extent that Executive does not own, of record or beneficially, more than 10% of such fund.

(c) The Executive agrees that for a period of twelve (12) months after the Termination Date, Executive shall not, directly or indirectly, solicit any individual who is presently (i) any management employee or (ii) any other person entitled to receive a base salary of at least $40,000, of Parent or any of its subsidiaries for employment with any other employer.

(d) Executive acknowledges and agrees that the foregoing provisions are reasonable and necessary to protect the Confidential Information, business relationships, and goodwill of the Company. The business of the Company is worldwide, and engaging or threatening to engage in activities anywhere in the world in violation of this Section would cause the Company irreparable harm, which harm will not be adequately and fully redressed by the payment of damages to the Company. The post-employment restraints contained herein do not restrain Executive from engaging in an entire business or profession but only from engaging in a narrow and specific subset of activities. Executive further acknowledges and agrees that this Section consists of a series of separate covenants that are reasonable in light of the circumstances as they exist on the date on which this Agreement has been executed, and that should a determination nonetheless be made by a tribunal having jurisdiction over the matter at a later date that any covenant contained in this Agreement is unreasonable in light of the circumstances that then exist, then it is the intention of the parties that the tribunal shall construe or if necessary modify the Agreement so as to impose those restrictions that are reasonable in light of the circumstances as they then exist and assure the Company of the intended benefit of this Agreement.

7. Secret Processes and Confidential Information.

(a) The Executive agrees, whether during or after the Term, not to reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans or proposals), except as may be required in the ordinary course of performing the Executive’s duties as an employee of the Company or as may be required by law (as determined in coordination with the Company’s lawyers) or by court order, and the Executive shall keep secret all matters entrusted to such Executive and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Company. The restrictions on the Executive’s use or disclosure of confidential information shall remain in force until such information becomes generally available to the public through no fault of the Executive.

(b) Further, the Executive agrees that during the Term, the Executive shall not make, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than f the benefit of the Company. The Executive further agrees that after the Term, the Executive shall not use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon the termination of this Agreement, the Executive shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

(c) If at any time or times during the Term, the Executive (either alone or with others) makes, conceives, discovers or reduces to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (a) relate to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (b) results from tasks assigned the Executive by the Company or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company when used for Company purposes and not for incidental personal purposes, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and the Executive shall promptly disclose to the Company (or any persons designated by it) each such Development and hereby assigns any rights the Executive may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company.

Upon disclosure of each Development to the Company, the Executive will, during the Term and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

In the event the Company is unable, after reasonable effort, to secure the Executive’s signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney-in-fact, to act for and in the Executive’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by the Executive.

(d) Upon the request of, and, in any event, upon termination of the Executive’s employment with the Company, the Executive shall promptly deliver to the Company all documents, data, records, notes, drawings, manuals and all other tangible information in whatever form which pertains to the Company, and the Executive will not retain any such information or any reproduction or excerpt thereof, other than copies of the Executive’s personal notes so long as such notes are not useful to or used by a competitor of the Company.

8. Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, or (c) one day after delivery to an overnight delivery courier. The addresses for such notices shall be as follows:

(a) For notices and communications to the Company:

DealTime, Inc.

475 Fifth Avenue

New York, N.Y. 10017

Facsimile: 212-905-8100

Attention: General Counsel

Email: legal@dealtime.com

(b) For notices and communications to the Executive:

Nirav Tolia

219 Brannan Street, #16B

San Francisco, CA 94107

Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

9. General.

9.1 Governing Law. This Agreement shall be construed under and governed by the laws of the State of California, without reference to its conflicts of law principles. If, at any time, the Executive should move permanently to the New York metropolitan area and work principally from the Company’s New York offices, then this Agreement shall, as and from the effective date of such move, be construed under and governed by the laws of the State of New York.

9.2 Amendment; Waiver. This Agreement may be amended, modified, superseded, cancelled, renewed or and the terms hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

9.3 Successors and Assigns. This Agreement shall binding upon the Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to their assets or business.

9.4 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

9.5 Attorneys’ Fees. In the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of one of the parties to this Agreement, all expenses, including reasonable attorneys’ fees, shall be paid by the non-prevailing party.

9.6 Equitable Relief. The Executive expressly agrees that breach of any provision of Sections 6 or 7 of this Agreement would result in irreparable injuries to the Company, that the remedy at law for any such breach will be inadequate and that upon breach of such provisions, the Company, in addition to all other available remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without the necessity of proving the actual damage to the Company. Except as provided in the preceding sentence, any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in New York, New York, in accordance with the rules then obtaining of the American Arbitration Association. Judgment upon any arbitration award rendered may be entered in any court of competent jurisdiction.

9.7 Entire Agreement. This Agreement, including the exhibits and schedules hereto, constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, discussions, writings and agreements between them, including without limitation all prior versions of this Agreement and amendments thereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EPINIONS, INC.

By:	/s/ Daniel Ciporin

Name: Daniel Ciporin
Title: Chief Executive Officer

EXECUTIVE:

/s/ Nirav Tolia

Nirav Tolia